Exhibit 23.2

[RYDER SCOTT COMPANY LETTERHEAD]

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to the incorporation by reference in the Amendment No. 1 to the Registration Statement on Form S-4, to be filed with the Securities and Exchange Commission on or about March 22, 2004, of information from our reserves report dated February 23, 2004, entitled “Estimated Future Reserves and Income Attributable to Certain Leasehold Interests (SEC Parameters) as of December 31, 2003.” We also consent to the reference to us under the heading “Experts” in such Amendment No. 1 to the Registration Statement.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.

Houston, Texas

March 22, 2004